EXHIBIT 99.1
For Immediate Release
Contact:	Willing L. Biddle, CEO,
John T. Hayes, CFO or
James Aries, SVP
Urstadt Biddle Properties Inc.
(203) 863-8200

URSTADT BIDDLE PROPERTIES INC. ACQUIRES FOUR SHOPPING CENTERS IN NORTHERN NEW JERSEY

Greenwich, CT – December 11, 2014 – Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced today that it has acquired four shopping centers totaling approximately 375,000 square feet in the affluent New Jersey counties of Bergen, Passaic and Morris.   The seller of all four properties is a prominent New Jersey commercial real estate owner and developer.
The first property is the 130,000 square foot Midland Park Shopping Center located in Midland Park, New Jersey (Bergen County).  The property is anchored by a 29,550 square foot Kings Supermarket, which has been a tenant since 1999.  Other tenants in the center include CVS, Petco, Starbucks and Hudson City Savings Bank.  The property is currently 100% leased and is a fixture in the community.  The property embodies all of the characteristics that UBP seeks in a grocery-anchored shopping center.
The second property is the 125,000 square foot Pompton Lakes Town Square shopping center located in Pompton Lakes, New Jersey (Passaic County). The property is anchored by a 63,000 square foot A&P supermarket, which has been in place since 2001. Other tenants include Starbucks, TD Bank, Wendy's, Planet Fitness, Pet Valu and Hallmark. The property was built in 2001, is currently 92% leased, and benefits from excellent proximity to Route 287 and County Road 511.
The third property is the 43,000 square foot Cedar Hill Shopping Center located in Wyckoff, New Jersey (Bergen County).  The property is anchored by a 15,960 square foot Walgreens. Other tenants include Chase Bank, Subway, Dunkin Donuts, Supercuts and other service-oriented tenants. The property was built in 1971, is currently 95% leased, and benefits from multiple means of access along busy Cedar Hill Avenue and is adjacent to the heavily traveled Route 208, which leads to Interstate 287.
The fourth property is the 77,000 square foot Meadtown Shopping Center located in Kinnelon, New Jersey (Morris County).  The property is anchored by Petco and Rite Aid Pharmacy. Other tenants include Hallmark, as well as multiple restaurants and service-oriented tenants.  The property was built in 1961, is currently 92% leased, and is well-located at the intersection of Route 23 and Kinnelon Road.  UBP is currently continuing negotiations begun by the seller of the property with a well-known national retailer to fill the remaining vacancies at the property.
Willing Biddle, President and CEO of Urstadt Biddle Properties Inc. said, "This portfolio is the Company's largest single acquisition to date. Special credit is due to Jim Aries, UBP's Director of Acquisitions, and Zach Fox, UBP's Acquisition Manager. We are extremely pleased that we have been able to acquire such a large and high quality shopping center portfolio in one of our core marketplaces, northern New Jersey.  The acquisition of these properties helps to further our company's goals of investing in high quality grocery- or drugstore-anchored shopping centers in the suburban areas surrounding New York City and helps us expand in the New Jersey sub-market".  James Aries, Director of Acquisitions at Urstadt Biddle Properties Inc. added, "These properties have been on our radar for over ten years, which is when our northern New Jersey expansion began. The properties are staples in their respective communities and are all well located in densely populated areas with high income levels and commutability to New York City. The shopping centers are located within 17 miles of each other, which gives us strong economies of scale and ties in well with our other New Jersey holdings."
Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust, which owns or has equity interests in 74 properties containing approximately 5.1 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties.  It has paid 179 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 21 consecutive years.

For additional information, please contact Willing L. Biddle, CEO, John Hayes, CFO, or James Aries, SVP, Urstadt Biddle Properties Inc. at 203-863-8200.  Follow us on Twitter at https://twitter.com/UrstadtBiddle

This press release contains statements that constitute "forward-looking statements."  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Urstadt Biddle Properties Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.  Urstadt Biddle Properties Inc. undertakes no obligation to update these statements for revisions or changes after the date of this release.